Exhibit 99.3

LETTER TO BENEFICIAL HOLDERS

PANOLAM INDUSTRIES INTERNATIONAL, INC.

Offer to Exchange
its 10 3/4% Senior Subordinated Notes due 2013
for any and all of its outstanding
10 3/4% Senior Subordinated Notes due 2013

Pursuant to the Prospectus dated as of                        , 2007

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                        , 2007, UNLESS FURTHER EXTENDED (THE "EXCHANGE OFFER EXPIRATION DATE"). HOLDERS OF OLD NOTES (AS DEFINED HEREIN) MUST TENDER THEIR OLD NOTES PRIOR TO THE EXCHANGE OFFER EXPIRATION DATE IN ORDER TO RECEIVE NEW NOTES (AS DEFINED HEREIN). TENDERS MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXCHANGE OFFER EXPIRATION DATE, BUT NOT THEREAFTER (EXCEPT UNDER CERTAIN LIMITED CIRCUMSTANCES DESCRIBED MORE FULLY HEREIN).

                        , 2007

To Our Clients:

        Enclosed for your consideration is the prospectus dated                        , 2007 (as the same may be amended or supplemented from time to time, the "Prospectus") of Panolam Industries International, Inc. (the "Company") and certain subsidiaries of the Company (the "Guarantors"), and the accompanying Letter of Transmittal (the "Letter of Transmittal"), which, together with the Prospectus, describes the Company's offer to exchange (the "Exchange Offer") each $1,000 principal amount of its 10 3/4% Senior Subordinated Notes due 2013, which have been registered under the Securities Act of 1933, as amended, (the "New Notes"), for each $1,000 principal amount of its outstanding 10 3/4% Senior Subordinated Notes due 2013, (the "Old Notes") upon the terms and subject to the conditions set forth in the Prospectus (such offer is referred to as the "Exchange Offer"). The Old Notes are unconditionally guaranteed (collectively, the "Old Guarantees") by the Guarantors, and the New Notes will be unconditionally guaranteed (collectively, the "New Guarantees") by the Guarantors. Upon the terms and conditions set forth in the Prospectus and the Letter of Transmittal, the Guarantors offer to issue the New Guarantees with respect to all of the New Notes issued in the Exchange Offer. The Prospectus more fully describes the Exchange Offer. Capitalized terms used but not defined herein have the meanings assigned to them in the Prospectus and the Letter of Transmittal.

        The purpose of the Exchange Offer is to allow holders of Old Notes to exchange their unregistered Old Notes for registered New Notes with substantially similar terms.

        The consideration for each $1,000 in principal amount of Old Notes tendered and accepted for payment pursuant to the Exchange Offer shall be $1,000 principal amount of Exchange Notes. The consideration described above will be paid to holders who tender their Old Notes before the Exchange Offer Expiration Date.

        We are the holder of Old Notes held for your account. A tender of such Old Notes can be made only by us as the holder pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used to tender your Old Notes.

        We request instructions as to whether you wish to tender any or all of the Old Notes held by us for your account, pursuant to the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal. We urge you to read the Prospectus and the Letter of Transmittal carefully before instructing us as to whether or not to tender your Old Notes. If we do not receive written instructions from you, we will not tender any of the Old Notes held for your account.

        Your instructions to us should be forwarded as promptly as possible in order to permit us to tender your Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The deadline for holders to qualify to receive the New Notes is 5:00 p.m., New York City time, on                        , 2007. Old Notes properly tendered may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Exchange Offer Expiration Date.

        Your attention is directed to the following:

  1.
  Subject to the terms and conditions of the Exchange Offer, you will receive $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of Old Notes tendered and accepted for exchange.

  2.
  The Exchange Offer will expire at 5:00 p.m., New York City time, on                        , 2007, unless extended or earlier terminated.

  3.
  If you desire to tender any Old Notes pursuant to the Exchange Offer and receive New Notes, we must receive your instructions in ample time to permit us to effect a tender of such Old Notes on your behalf prior to the Exchange Offer Expiration Date.

  4.
  Tenders of Old Notes may only be withdrawn prior to the Exchange Offer Expiration Date.

  5.
  Any transfer taxes will be borne by the Company except as otherwise provided in Instruction 7 of the Letter of Transmittal.

        If you wish to tender any or all of the Old Notes held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form entitled "Instruction to Registered Holder from Beneficial Owner" attached to the Letter of Transmittal. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Old Notes, all such Old Notes will be tendered unless you specify otherwise on the instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the Exchange Offer Expiration Date. The specimen Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

        The Company is not aware of any jurisdiction in which the making of the Exchange Offer and the tender of Old Notes in connection therewith would not be in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction in which the making of the Exchange Offer would not be in compliance with such laws, the Company will make a good faith effort to comply with any such laws or seek to have such laws declared inapplicable to the Exchange Offer. If, after such good faith effort, the Company cannot comply with any such laws, the Exchange Offer will not be made to (nor will tenders be accepted from or on behalf of) Holder(s) residing in such jurisdiction.

        IMPORTANT: The Letter of Transmittal (or a facsimile thereof), together with the Old Notes and all other required documents, or an agent's message, together with a confirmation of book-entry transfer of Old Notes, must be received by the exchange agent prior to the Exchange Offer Expiration Date with respect to holders wishing to receive the New Notes.